Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 of Norit N.V., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Norit N.V. upon consummation of the initial public offering of Norit N.V.’s ordinary shares, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ PAULUS GANZEBOOM

Name: Paulus Ganzeboom

Date:   March 16, 2012